Exhibit 7.2

DISBURSEMENT REQUEST AND AUTHORIZATION

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$2,500,000.00	12-11-2015	02-26-2016	6590100611		SAF2741	PFB

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Borrower:	Gregory M Shepard 15 Country Club Place Bloomington, IL 61701	Lender:	Heartland Bank and Trust Company 100 - Hershey Road 401 N Hershey Rd P.O. Box 67 Bloomington, IL 61702

LOAN TYPE. This is a Variable Rate Nondisclosable Loan to an Individual for $2,500,000.00 due on February 26, 2016.

PRIMARY PURPOSE OF LOAN. The primary purpose of this loan is for:

Personal, Family, or Household Purposes or Personal Investment.

X	Business.

SPECIFIC PURPOSE. The specific purpose of this loan is: Business Use.

DISBURSEMENT INSTRUCTIONS. Borrower understands that no loan proceeds will be disbursed until all of Lender’s conditions for making the loan have been satisfied. Please disburse the loan proceeds of $2,500,000.00 as follows:

Amount paid to Borrower directly:
$2,499,880.00
$2,499,880.00 Lender’s Check #
Other Charges Financed:
$120.00
$95.00 Document Prep Fee to Heartland Bank
$25.00 Wire Fee
Note Principal:
$2,500,000.00

ERRORS AND OMISSIONS. The undersigned borrower(s) for and in consideration of Heartland Bank and Trust Company the Lender, funding the closing of this loan agrees, if requested by Lender, to fully cooperate and adjust for clerical errors, any or all loan closing documentation if deemed necessary or desirable in the reasonable discretion of Lender to enable Lender to sell, convey, seek guaranty or market said loan to any entity, including but not limited to an investor, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Government National Mortgage Association, Federal Housing Authority or the Department of Veterans Affairs, or any Municipal Bonding Authority.

The undersigned borrower(s) agrees(s) to comply with all above noted requests by the Lender within 30 days from date of mailing said requests. Borrower(s) agree(s) to assume all costs including, by way of illustration and not limitation, actual expenses, legal fees and marketing losses for failing to comply with correction requests in the above noted time period.

The undersigned borrower(s) do hereby so agree and covenant in order to assure that this loan documentation executed this date will conform and be acceptable in the marketplace in the instance of transfer, sale or conveyance by Lender of its interest in and to said loan documentation, and to assure marketable title in the said borrower(s).

FINANCIAL CONDITION. BY SIGNING THIS AUTHORIZATION, BORROWER REPRESENTS AND WARRANTS TO LENDER THAT THE INFORMATION PROVIDED ABOVE IS TRUE AND CORRECT AND THAT THERE HAS BEEN NO MATERIAL ADVERSE CHANGE IN BORROWER’S FINANCIAL CONDITION AS DISCLOSED IN BORROWER’S MOST RECENT FINANCIAL STATEMENT TO LENDER. THIS AUTHORIZATION IS DATED DECEMBER 11, 2015.

BORROWER:

X
Gregory M Shepard

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